Maine & Maritimes Corporation Announces 2010 Third Quarter Earnings Results

PRESQUE ISLE, ME -- (Marketwire - October 28, 2010) - Maine & Maritimes Corporation (NYSE Amex: MAM) reported a consolidated third quarter 2010 basic and diluted net loss of $0.17 per share, or $285,000, compared to third quarter 2009 net loss of $0.52 per share, or $877,000.

Included in the results for the third quarter of 2010 is $77,000 of merger-related transaction costs. Year to date, $1.3 million of merger-related transaction costs have been incurred. Net of tax, these costs reduced net income by approximately $46,000 in the third quarter and by approximately $782,000 for the first nine months of 2010.

Statistical Highlights:

 Maine & Maritimes Corporation and Subsidiaries Unaudited Earnings Report
      For the Three and Nine Months Ended September 30, 2010 and 2009
            (in thousands except share and per share amounts)

                                 Three Months Ended     Nine Months Ended
                                    September 30,         September 30,
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ----------
Regulated Operating Revenues    $   7,870  $   7,273  $  25,200  $   24,705
Unregulated Operating Revenues         38         29         72         577
                                ---------  ---------  ---------  ----------
Total Operating Revenues        $   7,908  $   7,302  $  25,272  $   25,282
                                =========  =========  =========  ==========

Consolidated Net (Loss) Income  $    (285) $    (877) $    (474) $      118
                                =========  =========  =========  ==========

Basic and Diluted (Loss) Income
 per Common Share               $   (0.17) $   (0.52) $   (0.28) $     0.07
                                =========  =========  =========  ==========

Average Shares Outstanding:
Basic                           1,683,949  1,681,249  1,683,274   1,680,507
Diluted                         1,683,949  1,681,249  1,683,274   1,681,237

About Maine & Maritimes Corporation:

Maine & Maritimes Corporation (NYSE Amex: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services, including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications and Economic Development
Tel: 207.760.2418
www.maineandmaritimes.com